Exhibit 12.1

May 12, 2025

RealtyMogul Income REIT, LLC

10573 W. Pico Blvd.

PMB #603

Los Angeles, CA 90064

Ladies and Gentlemen:

We have acted as counsel to RealtyMogul Income REIT, LLC, a Delaware limited liability company (CIK No. 0001669664) (the “Company”), in connection with the preparation and filing of an Offering Statement on Form 1-A (as may be amended or supplemented, the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by the Company of up to $70,142,353 of the Company’s Common Shares (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 5, 2016 (as amended, the “LLC Agreement”)). Capitalized terms that are used but not otherwise defined in this letter shall have the meanings assigned thereto in the LLC Agreement.

For purposes of this letter, our review of documents has been limited to the review of a copy furnished to us of (i) the LLC Agreement, (ii) the Amended and Restated Certificate of Formation of the Company (as amended, the “Certificate of Formation”), (iii) the Offering Statement, (iv) the form of Subscription Agreement between the Company and each of the subscribers (the “Subscription Agreement”), (v) resolutions of the board of managers of the Company relating to, among other matters, the sale and issuance of the Common Shares, as certified as of the date hereof by an officer of the manager of the Company, and (vi) the representation certificate provided by you to us. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified. As to questions of fact material to the opinions in this letter, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

The opinions set forth below are limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act (the “LLC Act”).

Phone: 404.233.7000 | www.mmmlaw.com

1600 Atlanta Financial Center | 3343 Peachtree Road, NE | Atlanta, Georgia 30326

Atlanta ● Raleigh-Durham ● Savannah ● Washington, DC

Morris, Manning & Martin, LLP

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Common Shares have been duly authorized and upon issuance and delivery in payment therefor in accordance with the LLC Agreement and the Subscription Agreement, the Common Shares will be validly issued and, subject to the exceptions set forth in numbered paragraph 2 below, fully paid and nonassessable.

2.	Under the LLC Act, the holders of the Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares, except for liability for the amount of any wrongful distribution to such holder of Common Shares provided that that such holder knows at the time of such distribution that it is a wrongful distribution.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations in addition to those above:

A.	The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, and securities laws, and laws applicable to the particular nature of the assets or activities of the Company, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America and laws of the State of California), or rules, regulations, orders, or decisions relating thereto.

B.	We have assumed: (i) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform such documents; (ii) the due authorization, execution, and delivery of such documents by each of such parties and signatories; and (iii) the legal capacity of all relevant natural persons.

C.	We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered or amended, are in full force and effect and conform to the final executed originals of such documents; (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof (including, without limitation, that the LLC Agreement constitutes the entire “limited liability company agreement” (as defined in the LLC Act) of the Company); and (vi) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is furnished to you in connection with the filing of the Offering Statement and, except as set forth in the first sentence of the prior paragraph, is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Shares, or the Offering Statement. No opinion may be inferred or implied beyond those expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

/s/ MORRIS, MANNING & MARTIN, LLP

MORRIS, MANNING & MARTIN, LLP